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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.         )*
                                         ---------

                       Terra Nova (Bermuda) Holdings Ltd.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $5.80 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G87615103
                               -----------------
                                 (CUSIP Number)

            December 31, 1998 - Filing pursuant to Rule 13d-1(b)(2)
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                               ------------------------------
CUSIP NO. G87615103             13G               Page    1     of    3    Pages
                                                       --------    -------
-------------------                               ------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Boston Partners Asset Management, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]

          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY
           EACH                      1,666,200 shares
        REPORTING           ----------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     -0- shares
                            ----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     1,666,200 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,666,200 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [ ]
          SHARES*

          Not applicable

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-------------------                               ------------------------------
CUSIP NO. G87615103             13G               Page    2     of    3    Pages
                                                       --------    -------
-------------------                               ------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Boston Partners, Inc.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]

          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY
           EACH                      1,666,200 shares
        REPORTING           ----------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     -0- shares
                            ----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     1,666,200 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,666,200 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [ ]
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                               ------------------------------
CUSIP NO. G87615103             13G               Page    3     of    3    Pages
                                                       --------    -------
-------------------                               ------------------------------

--------------------------------------------------------------------------------
   1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          NAME OF REPORTING PERSON

          Desmond John Heathwood

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]

          Not applicable

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    -0- shares
          SHARES            ----------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
         OWNED BY
           EACH                      1,666,200 shares
        REPORTING           ----------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     -0- shares
                            ----------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     1,666,200 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,666,200 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [ ]
          SHARES*

          Not applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:  Terra Nova (Bermuda) Holdings, Ltd. (the
                  "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  Richmond House, 12 Par La Ville Road, Hamilton HM08, Bermuda

Item 2(a). Names of Persons Filing: Boston Partners Asset Management, L.P. ("BPAM"), Boston Partners, Inc. ("Boston Partners"), and Desmond John Heathwood. BPAM, Boston Partners, and Mr. Heathwood are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of BPAM, Boston Partners, and Mr. Heathwood is 28 State Street, 20th Floor, Boston, MA 02109.

Item 2(c). Citizenship: BPAM is a Delaware limited partnership. Boston Partners is a Delaware corporation. Mr. Heathwood is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $5.80 par value ("Common Stock").

Item 2(e).        CUSIP Number:  G87615103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                           (a)      [ ]     Broker or dealer registered under
                                            section 15 of the Act (15 U.S.C.
                                            78o).

                           (b)      [ ]     Bank as defined in section
                                            3(a)(6) of the Act (15 U.S.C. 78c).

                           (c)      [ ]     Insurance company as defined in
                                            section 3(a)(19) of the Act (15
                                            U.S.C. 78c).

                           (d)      [ ]     Investment company registered
                                            under section 8 of the Investment
                                            Company Act of 1940 (15 U.S.C.
                                            80a-8).

                           (e)      [ X ]   An investment adviser in
                                            accordance with Rule
                                            13d-1(b)(1)(ii)(E);

                           (f)      [ ]     An employee benefit plan or
                                            endowment fund in accordance with
                                            Rule 13d-1(b)(1)(ii)(F);
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                           (g)      [ ]     A parent holding company or
                                            control person in accordance with
                                            Rule 13d-1(b)(1)(ii)(G);

                           (h)      [ ]     A savings association as defined
                                            in section 3(b) of the Federal
                                            Deposit Insurance Act (12 U.S.C.
                                            1813);

                           (i)      [ ]     A church plan that is excluded
                                            from the definition of an investment
                                            company under section 3(c)(14) of
                                            the Investment Company Act of 1940
                                            (15 U.S.C. 80a-3);

                           (j)      [ ]     Group, in accordance with Rule
                                            13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

       (a) Amount Beneficially Owned: Each of the Reporting Persons may be deemed to own beneficially 1,666,200 shares of Common Stock at December 31, 1998. BPAM owns of record 1,666,200 shares of Common Stock. As sole general partner of BPAM, Boston Partners may be deemed to own beneficially all of the shares of Common Stock that BPAM may be deemed to own beneficially. As principal stockholder of Boston Partners, Mr. Heathwood may be deemed to own beneficially all of the Common Stock that Boston Partners may be deemed to own beneficially. Therefore, each of the Reporting Persons may be deemed to own beneficially 1,666,200 shares of Common Stock of the Issuer.

       (b) Percent of Class: 6.6% for all Reporting Persons. The foregoing percentage is calculated based on the 25,366,734 shares of Common Stock outstanding on November 16, 1998 as reported on the Form 10-Q for the quarter ended September 30, 1998.

       (c)        Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 shares for all Reporting Persons.

                  (ii) shared power to vote or to direct the vote: 1,666,200 shares for all Reporting Persons.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons.

                  (iv) shared power to dispose or to direct the disposition of: 1,666,200 shares for all Reporting Persons.

                  Pursuant to Rule 13d-4, each of Boston Partners and Mr. Heathwood expressly disclaims beneficial ownership of any shares of Common Stock of the Issuer.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  BPAM holds all of the above 1,666,200 shares under management for its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. None of these clients holds more than five percent of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable. BPAM, Boston Partners and Mr. Heathwood expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  February 12, 1999

BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:      Boston Partners, Inc.,
         its general partner

         By:      /s/ Mary Ann Iudice
                  -------------------
                  William J. Kelly
                  Treasurer and Senior Vice President
                  by:      Mary Ann Iudice
                           Attorney-in-Fact*

BOSTON PARTNERS, INC.

         By:      /s/ Mary Ann Iudice
                  -------------------
                  William J. Kelly
                  Treasurer and Senior Vice President
                  by:      Mary Ann Iudice
                           Attorney-in-Fact*

/s/ Mary Ann Iudice
-------------------
Desmond John Heathwood
by:      Mary Ann Iudice
         Attorney-in-Fact**

* Signed pursuant to a Power of Attorney executed by William J. Kelly, a copy of which is filed herewith.

**       Signed pursuant to a Power of Attorney executed by Desmond John
Heathwood, a copy of which is filed herewith.

                                                                      Exhibit 1

                                   AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Terra Nova (Bermuda) Holdings Ltd.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 12th day of February, 1999.

BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:      Boston Partners, Inc.
         its general partner

         By:      /s/ Mary Ann Iudice
                  -------------------
                  William J. Kelly
                  Treasurer and Senior Vice President
                  by:      Mary Ann Iudice
                           Attorney-in-Fact*

BOSTON PARTNERS, INC.

         By:      /s/ Mary Ann Iudice
                  -------------------
                  William J. Kelly
                  Treasurer and Senior Vice President
                  by:      Mary Ann Iudice
                           Attorney-in-Fact*

/s/ Mary Ann Iudice
-------------------
Desmond John Heathwood
by:      Mary Ann Iudice
         Attorney-in-Fact**

* Signed pursuant to a Power of Attorney executed by William J. Kelly, a copy of which is filed herewith.

**       Signed pursuant to a Power of Attorney executed by Desmond John
Heathwood, a copy of which is filed herewith.